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                                                                      EXHIBIT 99

[LIBBEY LOGO]                                         LIBBEY INC.
                                                      300 MADISON AVE
                                                      P.O. BOX 10060
                                                      TOLEDO, OH 43699

N E W S   R E L E A S E


AT THE COMPANY:                        AT FRB/WEBER SHANDWICK:
---------------                        -----------------------
KENNETH WILKES    KENNETH BOERGER      SUZY LYNDE
VP/CFO            VP/TREASURER         ANALYST INQUIRIES
(419) 325-2490    (419) 325-2279       (312) 640-6772

FOR IMMEDIATE RELEASE
TUESDAY, DECEMBER 10, 2002

                 LIBBEY INC. ANNOUNCES NEW SHARE REPURCHASE PLAN

     Board of Directors approves purchase of an additional 2,500,000 shares


TOLEDO, OHIO, DECEMBER 10, 2002 -- LIBBEY INC. (NYSE: LBY) announced today that its Board of Directors authorized the company to buy back as many as an additional 2,500,000 shares of the company's common stock in open market and negotiated purchases. The company also announced that it had completed a previous board authorization to repurchase 1,000,000 shares. This included the repurchase of 935,600 shares in 2002 for $26.8 million.

As of December 9, 2002, Libbey had 14,631,277 shares outstanding. Libbey said the timing of any share repurchases will depend on market conditions and repurchases will be in amounts as deemed advisable.

The above information includes "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements only reflect the company's best assessment at this time, and are indicated by words or phrases such as "goal," "expects, " believes," "will," "estimates," "anticipates," or similar phrases.

Investors are cautioned that forward-looking statements involve risks and uncertainty, that actual results may differ materially from such statements, and that investors should not place undue reliance on such statements.

Important factors potentially affecting performance include devaluations and other major currency fluctuations relative to the U.S. dollar that could reduce the cost-competitiveness of the company's products compared to foreign competition; the effect of high inflation in Mexico and exchange rate changes to the value of the Mexican peso and


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Libbey Inc.:
Add 2

the earnings and cash flow of the company's joint venture in Mexico, Vitrocrisa, expressed under U.S. GAAP; the inability to achieve savings and profit improvements at targeted levels in the company's glassware sales from its production realignment efforts and re-engineering programs, or within the intended time periods; inability to achieve targeted manufacturing efficiencies at Syracuse China and cost synergies between World Tableware and the company's other operations; significant increases in interest rates that increase the company's borrowing costs and per-unit increases in the costs for natural gas, electricity, corrugated packaging, and other purchased materials; protracted work stoppages related to collective bargaining agreements; increased competition from foreign suppliers endeavoring to sell glass tableware in the United States: major slowdowns in the retail, travel or entertainment industries in the United States, Canada and Mexico; whether the company completes any significant acquisition, and whether such acquisitions can operate profitably.

Libbey Inc.:

-     is a leading producer of glass tableware in North America;

-     is a leading producer of tabletop products for the foodservice industry;

-     exports to more than 75 countries; and,

- provides technical assistance to glass tableware manufacturers around the world.

Based in Toledo, Ohio, the company operates glass tableware manufacturing plants in California, Louisiana, and Ohio. In addition, Libbey is a joint venture partner in the largest glass tableware company in Mexico. Through its Syracuse China subsidiary, the company designs, manufactures and distributes an extensive line of high-quality ceramic dinnerware, principally for foodservice establishments in the United States. Through its World Tableware subsidiary, the company imports and sells a full-line of metal flatware and holloware and an assortment of ceramic dinnerware and other tabletop items, principally for foodservice establishments in the United States. In 2001, its net sales totaled $419.6 million.


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